As filed with the Securities and Exchange Commission on October 10, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

PRIVATE MEDIA GROUP, INC.

(Exact name of Registrant as specified in its charter)

Nevada	87-0365673
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3230 Flamingo Road, Suite 156, Las Vegas, Nevada 89121

(Registrant’s registered office)

Carrettera de Rubi 22-26, 08190 Sant Cugat del Vallès, Barcelona, Spain

34-93-590-7070

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive office)

Charles Prast, Chief Executive Officer

Private Media Group, Inc.

Carrettera de Rubì 22-26

08190 Sant Cugat del Vallès

Barcelona, Spain

34-93-590-7070

(Name, Address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Samuel S. Guzik, Esq.

Guzik & Associates

11355 W. Olympic Blvd., Suite 300

Los Angeles, CA 90064

310-914-8600

Approximate date of proposed sale to the public:    As soon as practicable after the Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

Calculation of Registration Fee

Title of each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(2)

Common Stock, $.001 par value	2,293,750	$2.125	$4,874,218.75	$394.33

(1)	Please refer to the “Selling Security Holders” section of the prospectus that is part of this Registration Statement for a description of what comprises the 2,293,750 shares of Common Stock being registered. Pursuant to Rule 416 under the Securities Act of 1933, this Registration Statement also relates to an indeterminate number of shares of common stock which are issuable upon stock splits, stock dividends, recapitalizations or other similar transactions.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, as amended, and based upon the average high and low sales prices of the Registrant’s Common Stock on October 3, 2003, as reported on the Nasdaq National Market.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 10, 2003

PROSPECTUS

2,293,750 Shares

Private Media Group, Inc.

Common Stock

The selling security holders of Private Media Group, Inc. listed below in the section entitled “Selling Security Holders” may offer and sell from time to time in the aggregate up to 2,293,750 shares of our common stock under this prospectus. These shares include shares of common stock which may be acquired by certain selling security holders (i) upon conversion of our convertible notes by the note holders or upon our election to pay interest on such notes with shares of our common stock, and (ii) upon the exercise of warrants.

Although we will be entitled to receive proceeds, if any, from the exercise of warrants by the selling security holders, we will not receive any part of the proceeds from sales of common stock by the selling security holders.

Our common stock is traded on the Nasdaq National Market under the trading symbol “PRVT”. On October 8, 2003, the last reported sales price of our common stock on the Nasdaq National Market was $2.20.

The purchase of our securities involves a high degree of risk. See “Risk Factors” beginning at page four to read about certain factors you should consider before buying shares of our common stock.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these shares or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is October     , 2003.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

SUMMARY

This summary highlights important information included in or incorporated by reference in this prospectus. This summary may not contain all of the information that you should consider before investing in the common stock. You should read the entire prospectus carefully, including the documents incorporated by reference in this prospectus.

Our Business

Private Media Group, Inc. (which together with its subsidiaries is referred to in this prospectus as “Private Media Group”, “we” or “us”) is a leading international provider of high quality adult media content for a wide range of media platforms. We acquire worldwide rights to still photography and motion pictures tailored to our specifications from independent directors and process these images into products suitable for popular media formats such as print publications, videotapes, DVDs and electronic media content for Internet distribution. We distribute our adult media content directly, and through a network of local affiliates and independent distributors, through multiple channels, including (1) newsstands, video rental stores, travel retail and adult bookstores, (2) mail order catalogues, (3) cable, satellite and hotel television programming, (4) over the Internet via proprietary websites and broadband delivery services and (5) wireless telephony. In addition to media content, we also market and distribute branded leisure and novelty products oriented to the adult entertainment lifestyle and generate additional sales through the licensing of our Private trademark to third parties.

Our business was founded in 1965 and achieved initial success through our flagship publication, Private, the first full color, hard-core sex publication in the world. Today, we produce four X-rated periodical magazines: Private, Pirate, Triple X and Private Sex, as well as several special feature publications each year. As of December 31, 2002, we had compiled a digital archive of more than two million photographs and all of our 367 print publications. We expect to add two additional issues and hundreds of photographs each month to this archive. Approximately 300,000 copies of our print publications are distributed each month at an average retail price of approximately Euro 11.50. We distribute our publications through a network of approximately 250,000 points of sale in more than 35 countries, with strong market positions in Europe, Latin America, Australia and Canada. We believe that our distribution network has the potential to reach nearly 500,000 points of sale in our existing markets.

Since 1992, we have also acquired, processed and distributed adult motion picture entertainment. We acquire worldwide rights to motion pictures that meet our exacting standards for entertainment content and production value from independent directors, either under exclusive contracts or on a freelance basis. We then edit and process these motion pictures to ensure consistent image quality and prepare and customize them for distribution in several formats, including DVDs, videocassettes, broadcasting, which includes cable, satellite and hotel television programming, and the Internet. Our proprietary motion pictures and those produced by joint ventures in which we participate have received over 100 industry awards since 1994, evidencing our success in setting high quality standards for our industry. As of December 31, 2002, our movie library contained 597 titles. We expect to add more than 100 additional titles in 2003.

We launched our first Internet website, www.private.com, in 1997. We now own a number of sites directed at specific customer bases, including www.private.com/shop. We also generate incremental sales by licensing our trademarks and proprietary adult media content for use on the websites of other companies.

Since 1997, we have expanded our presence in emerging electronic markets for adult media content, such as the Internet, broadcasting and are currently in the process of launching products developed for use on hand-held devices including both mobile phones and Personal Digital Assistants. We believe that these technologies represent a substantial growth opportunity for us in the future.

We license our content to cable and satellite television operators as well as to hotels. We have also launched three television channels, Private Gold, Private Blue and Private Girls, that broadcast our content. Consumers pay for these products either on a pay-per-view basis or by subscription.

Private Media Group, Inc. is incorporated in the State of Nevada. In accordance with Nevada law we maintain a registered office at 3230 Flamingo Road, Suite 156, Las Vegas, Nevada. Our executive offices in Europe are located at the offices of one of our principal operating subsidiaries, Milcap Media Group, S.L., whose address is Carretera de Rubí 22-26, 08190 Sant Cugat del Vallès, Barcelona, Spain, and our telephone number is 34-93-590-7070. Our corporate website is located at www.prvt.com. Information on this website is not a part of this prospectus.

The Shares Offered in this Prospectus

Common stock offered	Up to 2,293,750 shares of our common stock are being offered by this prospectus, all of which are being registered for sale for the accounts of the selling security holders and comprise the following:

•	Up to 1,631,250 shares of common stock issuable to accredited institutional investors (i) upon conversion of the convertible notes sold or agreed to be sold to certain selling securities holders in separate private transactions pursuant to separate securities purchase agreements entered into effective as of September 2003 (collectively referred to as the September 2003 transactions), and/or (ii) upon our payment of interest on such notes;

•	Up to 562,500 shares of common stock issuable upon exercise of warrants issued to the accredited institutional investors in the September 2003 transactions; and
•	100,000 shares of common stock issuable upon exercise of a warrant issued to Neveric Capital, Inc., our private placement agent in the September 2003 transactions.

Use of Proceeds

All of the shares of common stock being offered under this prospectus are being resold by the selling security holders or their pledges, donees, transferees or other successors-in-interest. Accordingly, we will not receive any proceeds from the resale of these shares.

Transfer Agent and Registrar	InterWest Transfer Company, Inc.

Risk Factors

Investing in our common stock involves substantial risks. See the “Risk Factors” section of this prospectus for a description of risks you should carefully consider before investing in our common stock.

RISK FACTORS

You should carefully consider the risks described below, together with all of the other information included in or incorporated by reference in this prospectus, before making an investment decision. The risks and uncertainties below are not the only ones we face. Additional risks and uncertainties not presently known to us, or that we currently deem immaterial, may also impair our business operations. If any of the following risks actually occur, our business, financial condition or results of operations could be materially and adversely affected. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Some statements in this prospectus (including some of the following risk factors) are forward-looking statements. Please refer to the section in this prospectus entitled “Note Regarding Forward-Looking Statements.”

Our future capital requirements and needs for additional financing are uncertain

We believe that current and future available capital resources, including cash flow from operations, will be adequate to fund our working capital requirements based upon our present level of operations for the 12 month period following the date of this prospectus. However, future events may cause us to seek additional capital sooner. For example, we intend to expand our business activities in the next 12 months, which will require additional sources of funding. If additional capital resources are required, these funds may not be available on favorable terms, or at all. If we raise additional capital through the sale of equity or convertible debt securities, the issuance of these securities could result in dilution to existing shareholders. The unavailability of funds could have a material adverse effect on our financial condition, results of operations and our ability to expand operations.

Our business involves the provision of sexually explicit content which can create negative publicity, lawsuits and boycotts.

We are engaged in the business of providing adult-oriented, sexually explicit products worldwide. Many people regard our primary business as unwholesome. Various national and local governments, along with religious and children’s advocacy groups, consistently propose and enact legislation to restrict the provision of, access to, and content of such entertainment. These groups also often file lawsuits against providers of adult entertainment, encourage boycotts against such providers and mount negative publicity campaigns. In this regard, our magazines, and some of our distribution outlets and advertisers, have from time to time been the target of groups who seek to limit the availability of our products because of their content. We expect to continue to be subject to these activities.

The adult-oriented content of our websites may also subject us to obscenity or other legal claims by third parties. We may also be subject to claims based upon the content that is available on our websites through links to other sites and in jurisdictions that we have not previously distributed content in. Implementing measures to reduce our exposure to this liability may require us to take steps that would substantially limit the attractiveness of our websites and/or their availability in various geographic areas, which could negatively impact their ability to generate revenue.

In addition, some investors, investment banks, market makers, lenders and others in the investment community may refuse to participate in the market for our common stock, financings or other activities due to the nature of our primary business. These refusals may negatively impact the value of our common stock and our opportunities to attract market support.

We face online security risks in connection with our Internet business.

Online security breaches could materially adversely affect our business. Any well-publicized compromise of security could deter use of the Internet in general or use of the Internet to conduct transactions that involve transmitting confidential information or downloading sensitive materials in particular. For example, events such as the November 2001 security breach of the Playboy.com website that allowed a computer hacker to steal customers’ credit card numbers could deter current and future subscribers from using or subscribing to our website. In offering online payment services, we will increasingly rely on technology licensed from third parties to provide the security and authentication necessary to effect secure transmission of confidential information, such as consumer credit card numbers. Advances in computer capabilities, new discoveries in the field of data encryption or other developments could compromise or breach the methods and procedures that we use to protect our consumers’ transaction data. In addition, experienced programmers may attempt to steal proprietary information or cause interruptions in our services. To prevent such developments we may need to expend significant capital and other resources to protect against these problems.

Continued imposition of tighter processing restrictions by credit card associations and acquiring banks would make it more difficult to generate revenues from our websites.

Our ability to accept credit cards as a form of payment for our online products and services is critical to us. There are ongoing efforts by credit card associations to restrict the processing of credit cards for online adult-related content. To protect against such restrictions, we must invest heavily in new technologies to protect against fraud. Unlike a merchant handling a sales transaction in a non-Internet environment, e-commerce merchants are fully responsible for all fraud perpetrated against them.

Our ability to accept credit cards as a form of payment for our online products and services could be restricted or denied for many reasons, including:

•	Visa Tier 1 capital ratio requirements for financial institutions have significantly reduced the total dollar sales volume of Visa credit card activity that any bank can process in any given month;

•	if we experience excessive chargebacks and/or credits;

•	if we experience excessive fraud ratios;

•	if there is a breach of our security resulting in a theft of credit card data;

•	if there is a change in policy of the acquiring banks and/or credit card associations with respect to the processing of credit card charges for adult-related content;

•	tightening of credit card association chargeback regulations in international commerce;

•	banks might choose not to accept accounts with adult-related content, in a similar manner to one bank in Spain which we previously used.

American Express has instituted a policy of not processing credit card charges for online, adult-related content. If other credit card processing companies were to implement a similar policy, this could have a material adverse effect on our business, results of operations and financial condition.

We outsource our production and distribution.

We acquire still photography and motion pictures from independent directors and we rely on third-party distributors to deliver our products to end-users through multiple distribution channels, including newsstands, the Internet and broadcasting. Our relationship with such directors and distributors is contractually based. We cannot guarantee that our contracts with directors will be fulfilled or that we will enter into new ones, in which case we may not have adequate content for our magazines and movies. Also, we cannot guarantee that our contracts with distributors will be renewed, in which case we may not be able to sell new products through some or all channels or into some countries. Failure to secure new production contracts, to secure the fulfillment of current contracts or to maintain our current distribution contracts could have a material adverse effect on our business, results of operations and financial condition.

We are dependent upon key employees.

Our future success depends, to a significant degree, on the continued services of our executive officers and other key personnel, including Berth Milton, Charles Prast, Javier Sánchez and Johan Gillborg. We have not procured key-man life insurance and there is no guarantee that we will be able to obtain such insurance in the future should we so desire.

Mr. Milton is the founder of our principal operating division, Milcap Media Group, and has taken part in our management since the acquisition of the trademark Private in 1990. We cannot guarantee that we will be successful in retaining his services in the future.

We do not presently have employment agreements with many of our executive officers or key personnel described. The loss of the services of any of them or an inability to continue to attract, motivate and retain highly qualified and talented personnel, including software development technical personnel, could have a material adverse effect on our business and operating results.

Our business is highly competitive.

We compete in all aspects of our business, including price, promptness of service and product quality. We compete with a number of other businesses, offering various adult-oriented leisure-time activities, including Playboy Enterprises, Inc., Vivid Entertainment, Larry Flynt Publications, Inc. (Hustler), Video Company of America and Beate Uhse AG. Some of our competitors have significantly greater market presence, name recognition and financial and technical resources than we do. In addition, these companies may develop products or services that are more effective than our products or services and/or they may be more successful than us in marketing their products or services. We believe that the adult entertainment market will continue to shift towards the use of explicit sexual content, our principal market, resulting in increased competition in this area of our business. In our Internet business, we compete with other adult media content websites as to the content of their programming and the subscription fees that are offered to members. In addition, if free adult media content on the Internet becomes more widely available, this may negatively impact our ability to attract fee-paying members. To the extent that current and potential competitors compete on the basis of price, this could result in lower margins for our products.

We are subject to rapidly changing technology.

We are engaged in businesses that have undergone rapid technological change over the past few years. Therefore, we face risks inherent in businesses that are subject to rapid technological advancement and changes in consumer demands. This includes the possibility that a technology that we have invested in may become obsolete, requiring us to invest in new technology. For example, we recently discontinued production of our CD-Rom line of products in favor of DVDs and videos.

Our future success will depend, in part, on our ability to adapt to rapidly changing technologies, to enhance existing services and to develop and introduce a variety of new services to address changing demands of our consumers.

New technological discoveries may render our equipment uneconomical or obsolete.

As technologies change, the equipment used in our markets may become obsolete. As a result, we subcontract and intend to continue to subcontract capital intensive or technically complex businesses such as editing, video and videocassette duplication, DVD replication and other similar businesses. However, we may not have access to these subcontractors when their services are required, and their services may not be available on favorable terms.

Increased government regulation in the United States or abroad could limit our ability to deliver content and expand our business.

New laws or regulations relating to the Internet, or more aggressive application of existing laws, could decrease the growth of our websites, prevent us from making our content available in various jurisdictions or otherwise have a material adverse effect on our business, financial condition and operating results. These new laws or regulations could relate to liability for information retrieved from or transmitted over the Internet, taxation, user privacy and other matters relating to our products and services. For example, the U.S. government has recently enacted laws regarding website privacy, copyrights and taxation. Moreover, the application to the Internet of other existing laws governing issues such as intellectual property ownership and infringement, pornography, obscenity, libel, employment and personal privacy is uncertain and developing.

Cable system operators could also become subject to new governmental regulations that could further restrict their ability to broadcast our programming. If new regulations make it more difficult for cable operators to broadcast our programming, our operating performance would be adversely affected.

We are currently in a significant legal dispute with the Swedish tax authority.

On June 7, 1999, the Swedish tax authority instituted a proceeding against one of our subsidiaries, Milcap Media Limited, in the Administrative Court in Stockholm, Sweden. On December 20, 1999, the Swedish tax authority rendered an official decision assessing income to a subsidiary of Private Media Group for a total amount of SEK 150.0 million. We are appealing this assessment. If upheld, the effective tax on this income assessment would be SEK 42.0 million (approximately EUR 4.5 million) plus fines of SEK 16.8 million (approximately EUR 1.8 million). Interest would also be payable on these amounts.

The Swedish tax authority has taken the position that our subsidiary carried on business in Sweden from a permanent establishment during the period in question and should therefore be taxed on the income attributable to the permanent establishment. The case is under litigation and we believe that the circumstances supporting the Swedish tax authority’s claim are without merit. However, the County Court has decided that a permanent establishment is at hand. The County Court has only made a principal statement and the question as to how to calculate any eventual profit that can be allocated to the permanent establishment has not been decided by the County Court at this stage. We have appealed against the decision. We cannot predict the final outcome of the appeal, nor when a final decision will be rendered. The final outcome of this litigation is not expected to be known for several years.

We face risks relating to our proprietary intellectual property rights.

We rely on a combination of copyright and trademark laws, trade secrets, software security measures, license agreements and non-disclosure agreements to protect our proprietary products. Despite these precautions, it may be possible for unauthorized third parties to copy parts of, or otherwise obtain and use, our products without authorization, or to substantially use our concepts and market them, trading on our established customer base. Products sold over the Internet are particularly vulnerable to piracy, particularly in some developing countries. In addition, we cannot be certain that others will not develop substantially equivalent or superseding products, thereby reducing the value of our proprietary rights. Confidentiality agreements with our employees or license agreements with our customers may not provide meaningful protection for our proprietary information in the event of any unauthorized use or disclosure of that proprietary information.

We do not believe that our products infringe the proprietary rights of third parties, and we are not currently engaged in any intellectual property litigation or proceedings. Nonetheless, in the future we could become the subject of infringement claims or legal proceedings by third parties with respect to current or future products. In addition, we may initiate claims or litigation against third parties for infringement of our proprietary rights or to establish the validity of our proprietary rights. We cannot be sure that any lawsuits or other actions brought by us will be successful or that we will not be found to infringe the intellectual property rights of third parties. In addition, to the extent we may desire, or are required, to obtain licenses to patents or proprietary rights of others, there can be no guarantee that any such licenses will be made available on terms acceptable to us, if at all.

Enforcement of civil liabilities against Private Media Group and its management may be difficult.

Private Media Group, Inc. is a corporation organized under the laws of the State of Nevada. Our agent for service of process in the United States is Gateway Enterprises, Inc., whose address is 3230 Flamingo Road, Suite 156, Las Vegas, Nevada 89121. Presently, all of our directors and officers reside outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon them or to enforce, in courts outside the United States, judgments against these persons obtained in U.S. courts based upon the civil liability provisions of the U.S. federal securities laws. In addition, since the large majority of our assets are located outside the United States, any judgment obtained in the United States against us may not be collectible within the United States.

There are risks associated with our foreign operations.

Most of our operations are conducted outside the United States. In addition, our growth strategy contemplates increased services to foreign customers and to domestic customers distributing programming to international markets. As a consequence of the global nature of our business, we will be exposed to market risks from changes in interest rates and foreign currency exchange rates that may adversely affect our results of operations and financial condition. By virtue of our significant operations outside the United States, we will be subject to the risks normally associated with cross-border business transactions and activities, including those relating to delayed payments from customers in some countries or difficulties in the collection of receivables generally.

In addition, we will be exposed to the risk of changes in social, political and economic conditions in the countries where we engage in business. Political and economic instability in these countries could adversely affect our business activities and operations. Unexpected changes in local regulatory requirements, tariffs and other trade barriers and price or exchange controls could limit operations and make the repatriation of profits difficult. In addition, the uncertainty of differing legal environments could limit our ability to effectively enforce our rights in some markets.

We are subject to risks relating to performers.

Our movie, video and photo productions are subject to U.S. and foreign regulations which govern the terms and conditions under which sexually explicit media productions may occur. We have adopted practices and procedures intended to ensure compliance with these regulations. Although these measures are intended to protect us from liability under applicable U.S. and foreign laws governing sexually explicit media productions, we cannot guarantee that we will not be subject to successful legal attacks in the future.

Future acquisitions could create significant risks for us.

We have grown, in part, through acquisitions, and we may acquire complementary or ancillary businesses in the future. We may not be able to integrate acquired businesses into our operations or operate any such businesses on a profitable basis. Acquisitions may not result in profitable operations. In addition, acquisition opportunities may not become available, or may not be accomplished, on favorable terms. Because we may issue securities as full or partial payment for an acquisition, fluctuations in our common stock may have an adverse effect on our ability to make additional acquisitions.

We do not expect to pay dividends on our common stock in the foreseeable future.

Although our shareholders may receive dividends if, as and when declared by our board of directors, we do not intend to pay dividends on our common stock in the foreseeable future. Therefore, you should not purchase our common stock if you need immediate or future income by way of dividends from your investment.

We may issue additional shares of our capital stock that could dilute the value of your shares of common stock.

We are authorized to issue 110,000,000 shares of our capital stock, consisting of 100,000,000 shares of our common stock and 10,000,000 shares of our preferred stock. At September 30, 2003, 49,854,934 shares of our common stock and no shares of our preferred stock were issued and outstanding, and approximately 6,428,715 shares of our common stock were issuable upon the exercise of options, warrants, or other convertible securities (including the convertible notes and warrants described in this prospectus which are owned or being acquired by the selling security holders).

Should we obtain additional financing, we may issue authorized and unissued shares of common stock at below current market prices or preferred stock that could dilute the earnings per share and book value of your shares of our common stock.

The provisions of the convertible notes issued to selling security holders would subject our shareholders to further dilution if we were to issue common stock at prices below the conversion price in the notes.

In addition to provisions providing for proportionate adjustments in the event of stock splits, stock dividends, reverse stock splits and similar events, the convertible notes provide (with certain exceptions) for an adjustment of the conversion price if we issue shares of common stock at prices lower than the conversion price. This means that if we need to raise equity financing at a time when the market price for our common stock is lower than the conversion price, then the conversion price will be reduced and the dilution to shareholders increased. In addition, we are permitted (with certain exceptions) to require conversion of interest on the notes. If we do so, the notes would convert valuing our common stock at a price equal to the then average market value, which would result in additional dilution.

There are risks relating to the issuance of additional shares of preferred stock, including deterring attempts by third parties to acquire us.

Our board of directors has the authority to issue up to 10,000,000 shares of preferred stock, none of which are currently issued and outstanding, and to determine their price, and other rights, preferences, privileges and restrictions without any further vote or action by our stockholders. The rights of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of any preferred stock, including preferred stock that we may issue in the future. If preferred stock is issued, it may rank senior to our common stock in respect of the right to receive dividends and to participate in distributions or payments in the event of our liquidation, dissolution or winding up. The provisions in our articles of incorporation authorizing preferred stock could delay, defer or prevent a change of control and could adversely affect the voting and other rights of holders of our common stock, including the loss of voting control to others, which could make it more difficult for a third party to acquire control of us.

We are controlled by existing management and shareholders.

Following this offering, our officers and directors will continue to beneficially own or control more than 50% of our issued and outstanding stock. These shareholders effectively exercise control over all matters requiring approval by our shareholders, including the election of directors and the approval of significant corporate transactions. This concentration of ownership may also have the effect of delaying or preventing a change in control, which could have a material adverse effect on our stock price.

There may be adverse consequences to our shareholders and our business if our common stock ceases to be quoted on the Nasdaq Stock Market or a principal stock exchange.

To continue to be listed on the Nasdaq Stock Market, we must maintain certain requirements. If we fail to satisfy one or more of the requirements, our common stock may be delisted. If our common stock is delisted, and does not become listed on another stock exchange, then it will be traded, if at all, in the over-the-counter market commonly referred to as the NASD OTC Bulletin Board or the “pink sheets.” If this occurs, it may be more difficult for you to sell our common stock. In addition, under the terms of the convertible notes issued to selling security holders, the holders of these notes are entitled to accelerate the payment of these notes if we fail to maintain our listing on Nasdaq or a principal stock exchange.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements. Statements other than statements of historical fact included in this prospectus regarding future events or prospects, are forward-looking statements. The words “may,” “will,” “expect,” “anticipate,” “believe,” “estimate,” “plan,” “intend,” “should” or variations of these words, as well as other statements regarding matters that are not historical fact, constitute forward-looking statements. We have based these forward-looking statements on our current view with respect to future events and financial performance. These views involve a number of risks and uncertainties which could cause actual results to differ materially from those we predict in our forward-looking statements and from our past performance. Although we believe that the estimates and projections reflected in our forward-looking statements are reasonable, they may prove incorrect, and our actual results may differ, as a result of the following uncertainties and assumptions:

•	our business development, operating development and financial condition;

•	our expectations of growth in demand for our products and services;

•	our expansion and acquisition plans;

•	the impact of expansion on our revenue potential, cost basis and margins;

•	the effects of regulatory developments and legal proceedings with respect to our business;

•	the impact of exchange rate fluctuations; and

•	our ability to obtain additional financing.

As a result, you should not place undue reliance on these forward-looking statements.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares of our common stock offered by the selling security holders covered by this prospectus. All proceeds from the sale of the shares covered by this prospectus will be for the account of the selling security holders named in this prospectus.

SELLING SECURITY HOLDERS

Up to 2,293,750 shares of our common stock are being offered by this prospectus, all of which are being registered for sale for the accounts of the selling security holders and comprise the following:

•	Up to 1,631,250 shares of common stock issuable to accredited institutional investors (i) upon conversion of the convertible notes sold or agreed to be sold to certain selling securities holders in separate private transactions pursuant to separate securities purchase agreements entered into effective as of September 2003 (collectively referred to as the September 2003 transactions), and/or (ii) upon our payment of interest on such notes;

•	Up to 562,500 shares of common stock issuable upon exercise of warrants issued to the accredited institutional investors in the September 2003 transactions; and

•	100,000 shares of common stock issuable upon exercise of a warrant issued to Neveric Capital, Inc., our private placement agent in the September 2003 transactions.

The September 2003 Transactions

Effective September 2003, pursuant to securities purchase agreements entered into separately with four accredited institutional investors, we agreed to issue and sell to each of these investors convertible notes in the aggregate principal amount of $2.25 million, Series A Warrants exercisable for an aggregate of 337,500 shares of our common stock, and Series B Warrants exercisable for an aggregate of 225,000 shares of our common stock. The securities purchase agreements each provided for the sale of one-half of the convertible notes ($1.125 million aggregate principal amount) and the issuance of all of the Series A and B Warrants as of the first closing, September 19, 2003, and obligated each of the investors to purchase, and for us to sell and issue to these investors, the remaining convertible notes ($1.125 million aggregate principal amount) on the fifth day following the effectiveness of the registration statement of which this prospectus is a part (the second closing), subject to the satisfaction of specified conditions. Effective as of the first closing we received aggregate gross cash proceeds of $1,125,000, and we will receive an additional $1,125,000 of aggregate proceeds at the second closing, in each case before deduction of selling expenses. The registration statement became effective on the date of this prospectus, October     , 2003. All share amounts in this prospectus give effect to the completion of the sale of the convertible notes at the second closing unless otherwise noted.

Interest on the notes is payable quarterly, and interest accrues at the rate of 7% per annum from their issue dates. The outstanding principal balance is due and payable on August 31, 2006, subject to acceleration upon the occurrence of specified events of default. Pursuant to the terms of the notes, the note holders may elect to convert their notes, at any time prior to maturity, into shares of our common stock at a fixed conversion price of $2.00 per share. In addition to anti-dilution provisions providing for proportionate adjustments in the event of stock splits, stock dividends, reverse stock splits and similar events, this conversion price is subject to downward adjustment upon the issuance by us of common stock or securities convertible into common stock at a price per share of less than $2.00 per share. We may elect, with limited exceptions, to pay the interest due under the notes through the issuance of shares of common stock at a conversion price equal to the arithmetic average of the five lowest daily volume-weighted average prices of our common stock during the 15 consecutive trading days immediately preceding payment.

In connection with the sale of the convertible notes, effective as of September 19, 2003 we issued to the four investors Series A Warrants exercisable for an aggregate of 337,500 shares of our common stock, and Series B Warrants exercisable for an aggregate of 225,000 shares of our common stock. The Series A Warrants have an exercise price of $2.00 per share, and are exercisable at any time from September 19, 2003, through September 19, 2008. The Series B Warrants have an exercise price of $1.00 per share, are exercisable only upon the occurrence of specified events, and expire on September 19, 2004. Events which entitle the holders of the Series B Warrants to exercise the warrants include the following: (i) a material adverse change in our business, as defined in the securities purchase agreements; or (ii) the “market price” of our common stock on March 19, 2004, is less than $2.37, with the “market price” being defined as the arithmetic average of the five lowest daily volume-weighted average prices of our common stock during the 15 consecutive trading days immediately preceding March 19, 2004. In addition to anti-dilution provisions providing for proportionate adjustments in the event of stock splits, stock dividends, reverse stock splits and similar events, the exercise price of the warrants is subject to downward adjustment upon the issuance by us of common stock or securities convertible into common stock at a price per share of less than the then current exercise price. Payment of the exercise price of the warrants may be made, at the option of the warrant holder, either in cash or by a “cashless exercise.” Upon a cashless exercise, in lieu of paying the exercise price in cash, the warrant holder would receive shares of common stock with a value equal to the difference between the market price (the average of the closing prices of the common stock for the five trading days immediately preceding the exercise date) at the time of exercise and the then current exercise price multiplied by the number of shares so exercised.

Pursuant to separate registration rights agreements entered into with each of the note holders we agreed to register for resale a sufficient number of shares of common stock to cover (i) shares issuable upon conversion of the notes by the note holders, (ii) shares issuable upon our payment of the interest on the notes, and (iii) shares issuable upon the exercise of the warrants issued to the note holders. Pursuant to these registration rights agreements we have agreed to initially register the number of shares of common stock equal to 130% of the number of shares of our common stock initially issuable upon conversion of the notes at a conversion price of $2.00 and exercise of the warrants. Accordingly, an aggregate of 2,193,750 shares of common stock are initially being registered to cover the foregoing.

The sale and issuance of the notes and related warrants are deemed to be exempt from the registration requirement of the Securities Act of 1933, as amended, in reliance on Section 4(2) of the Securities Act and Regulation D promulgated thereunder, and are being made without general solicitation or advertising.

The warrant issued to Neveric Capital, Inc. was in connection with services rendered to us. In September 2003, we retained Neveric Capital, Inc. to act as placement agent in connection with the placement of the convertible notes and warrants in September 2003 and future transactions. As a part of our agreement with Neveric Capital, Inc., we issued a warrant dated September 19, 2003 to Neveric Capital, Inc. for the purchase of up to 100,000 shares of our common stock on the same terms as the Series A Warrants and agreed to register the shares underlying the warrant. Neveric Capital, Inc. is also entitled to a fee of up to 6% of the amount of financing transactions during the term of their engagement by us. Other than the agreement to provide us with placement services, Neveric Capital, Inc. has not held any positions or offices or had material relationships with us or any of our affiliates within the past three years. The issuance of the warrant is deemed to be exempt from the registration requirement of the Securities Act of 1933, as amended, in reliance on Section 4(2) of the Securities Act and Regulation D promulgated thereunder, and was made without general solicitation or advertising.

Except as noted specifically above, the selling security holders have not held any positions or offices or had material relationships with us or any of our affiliates within the past three years, other than as a result of the ownership of our securities.

The following table sets forth information with respect to the number of shares of common stock beneficially owned by the selling security holders named below as of October 1, 2003, and as adjusted to give effect to the sale of the shares offered hereby. The shares beneficially owned have been determined in accordance with rules promulgated by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. The calculation of the shares beneficially owned does not take into account the 4.99% beneficial ownership limitation discussed in a note to the table below. The information in the table below is current as of the date of this prospectus. The selling security holders may from time to time offer and sell pursuant to this prospectus any or all of the common stock being registered. The table assumes that the selling security holders sell all of their shares being offered pursuant to this prospectus. We are unable to determine the exact number of shares that will actually be sold pursuant to this prospectus.

	Number of Shares Owned Prior to the Offering		Number of Shares Being Offered		Number of Shares Owned After the Offering
Omicron Master Trust	937,500	(1)(3)(7)	1,218,750	(3)(5)	—
Cranshire Capital, L.P.	225,000	(1)(3)(8)	292,500	(3)(5)	—
Solomon Strategic Holdings, Inc.	225,000	(1)(3)(9)	292,500	(3)(5)	—
CD Investment Partners, Ltd.	300,000	(2)(4)(10)	390,000	(4)(6)	—
Neveric Capital, Inc.	100,000	(11)	100,000		—

(1) The convertible notes that we issued or agreed to sell to Omicron Master Trust, Cranshire Capital, L.P. and Solomon Strategic Holdings, Inc. in the September 2003 transactions are convertible any time at the option of the note holders at a fixed price of $2.00 per share. The conversion price is subject to adjustment pursuant to anti-dilution provisions which provide for a reduction of the conversion price upon the issuance by us of common stock or securities convertible into common stock at a price per share of less than $2.00 per share. The number of shares deemed to be beneficially owned by the note holders, Omicron Master Trust, Cranshire Capital, L.P. and Solomon Strategic Holdings, Inc. as a result of their ownership of the notes, has been calculated based on the fixed conversion price of $2.00.

(2) The convertible notes that we issued or agreed to sell to CD Investment Partners, Ltd. are convertible any time at the option of the note holder at a fixed price of $2.00 per share. The conversion price is subject to adjustment pursuant to anti-dilution provisions which provide for a reduction of the conversion price upon the issuance by us of common stock or securities convertible into common stock at a price per share of less than $2.00 per share. The number of shares deemed to be beneficially owned by CD Investment Partners, Ltd. as a result of its ownership of the notes, has been calculated based on the fixed conversion price of $2.00.

(3) Under the terms of the convertible notes and warrants issued or agreed to be sold in the September 2003 transactions, each of Omicron Master Trust, Cranshire Capital, L.P. and Solomon Strategic Holdings, Inc. may not convert the notes or exercise the warrants, to the extent such conversion or exercise would cause such selling security holders, together with their respective affiliates, to beneficially own a number of shares of common stock which would exceed 4.99% of our then outstanding common stock following such conversion or exercise. The number of shares set forth in the foregoing table does not reflect this limitation.

(4) Under the terms of the convertible notes and warrants issued or agreed to be sold to CD Investment Partners, Ltd., CD Investment Partners, Ltd. may not convert the notes or exercise the warrants, to the extent such conversion or exercise would cause CD Investment Partners, Ltd., together with its affiliates, to beneficially own a number of shares of common stock which would exceed 4.99% of our then outstanding common stock following such conversion or exercise. The number of shares set forth in the foregoing table does not reflect this limitation.

(5) Pursuant to the terms of the convertible notes that we issued or agreed to sell to Omicron Master Trust, Cranshire Capital, L.P. and Solomon Strategic Holdings, Inc. in the September 2003 transactions, the notes are convertible anytime at the option of the holders at a fixed price of $2.00 per share. This conversion price is subject to downward adjustment upon the issuance by us of common stock or securities convertible into common stock at a price per share of less than $2.00 per share. Also, we may elect to pay the interest then due under the notes through the issuance of shares of common stock at a conversion price equal to the arithmetic average of the five lowest daily volume-weighted average prices of our common stock during the 15 consecutive trading days immediately preceding payment. If we decide to pay interest under the notes in shares of our common stock, the number of shares we will issue at such time will be tied to the then market prices, which prices may be lower than the $2.00 fixed conversion price. In connection with the sale of the notes, we agreed to register for resale a sufficient number of shares of common stock to cover the shares issuable upon conversion of the notes, our payment of interest on the notes and the exercise of the Series A and B Warrants. Because the exact maximum amount of shares of our common stock which may be issuable under the convertible notes cannot presently be determined, due to possible future adjustments to the conversion price of the convertible notes or the issuance of shares as payment of interest, at our election, at future market prices, we have agreed with Omicron Master Trust, Cranshire Capital, L.P. and Solomon Strategic Holdings, Inc. to initially register the number of shares of common stock equal to 130% of the number of shares of our common stock initially issuable upon conversion of their notes and exercise of their warrants. Therefore, 1,218,750 shares, 292,500 and 292,500 shares of common stock are initially being registered to cover the respective shares being offered by Omicron Master Trust, Cranshire Capital, L.P. and Solomon Strategic Holdings, Inc. which may be acquired by them upon conversion of their notes or the exercise of their warrants.

(6) Pursuant to the terms of the convertible notes that we issued or agreed to sell to CD Investment Partners, Ltd., the notes are convertible anytime at the option of the holder at a fixed price of $2.00 per share. This conversion price is subject to downward adjustment upon the issuance by us of common stock or securities convertible into common stock at a price per share of less than $2.00 per share. Also, we may elect to pay the interest then due under the notes through the issuance of shares of common stock at a conversion price equal to the arithmetic average of the five lowest daily volume-weighted average prices of our common stock during the 15 consecutive trading days immediately preceding payment. If we decide to pay interest under the notes sold to CD Investment Partners, Ltd. in shares of our common stock, the number of shares we will issue at such time will be tied to the then market prices, which prices may be lower than the $2.00 fixed conversion price. In connection with the sale of the notes to CD Investment Partners, Ltd., we agreed to register for resale a sufficient number of shares of common stock to cover the shares issuable upon conversion of the notes sold to CD Investment Partners, Ltd., our payment of interest on the notes and the exercise of the Series A and B Warrants sold to CD Investment Partners, Ltd Because the exact maximum amount of shares of our common stock which may be issuable under the convertible notes sold to CD Investment Partners, Ltd. cannot presently be determined, due to possible future adjustments to the conversion price of the convertible notes or the issuance of shares as payment of interest, at our election, at future market prices, we have agreed with CD Investment Partners, Ltd. to initially register the number of shares of common stock equal to 130% of the number of shares of our common stock initially issuable upon conversion of its notes and exercise of its warrants. Therefore, 390,000 shares of common stock are initially being registered to cover shares being offered by CD Investment Partners, Ltd. which may be acquired by it upon conversion of its notes or the exercise of its warrants.

(7) Consists of (a) 625,000 shares of common stock issuable upon the conversion of convertible notes held by Omicron Master Trust at a conversion price of $2.00 per share, all of which are registered for resale under this prospectus; and (b) 312,500 shares of common stock issuable upon exercise of warrants held by Omicron Master Trust, all of which are registered for resale under this prospectus.

(8) Consists of (a) 150,000 shares of common stock issuable upon the conversion of convertible notes held by Cranshire Capital, L.P. at a conversion price of $2.00 per share, all of which are registered for resale under this prospectus; and (b) 75,000 shares of common stock issuable upon exercise of warrants held by Cranshire Capital, L.P., all of which are registered for resale under this prospectus.

(9) Consists of (a) 150,000 shares of common stock issuable upon the conversion of convertible notes held by Solomon Strategic Holdings, Inc. at a conversion price of $2.00 per share, all of which are registered for resale under this prospectus; and (b) 75,000 shares of common stock issuable upon exercise of warrants held by Solomon Strategic Holdings, Inc., all of which are registered for resale under this prospectus.

(10) Consists of (a) 200,000 shares of common stock issuable upon the conversion of convertible notes held by CD Investment Partners, Ltd. at a conversion price of $2.00 per share, all of which are registered for resale under this prospectus; and (b) 100,000 shares of common stock issuable upon exercise of warrants held by CD Investment Partners, Ltd., all of which are registered for resale under this prospectus. CD Investment Partners, Ltd. has voting and dispositive power over these shares, and David Bree, a Director of CD Investment Partners, Ltd., may also be deemed to have such powers. David Bree disclaims such beneficial ownership of these shares.

(11) Consists of (a) 100,000 shares common stock issuable upon exercise of a warrant held by Neveric Capital, Inc., all of which are registered for resale under this prospectus

PLAN OF DISTRIBUTION

The selling security holders and any of their pledgees, donees, assignees and other successors-in-interest may, from time to time, sell any or all of the shares of common stock beneficially owned by them and offered hereby directly or through one or more underwriters, broker-dealers or agents. If the common stock is sold through underwriters or broker-dealers, the selling security holders will be responsible for underwriting discounts or commissions or agent’s commissions. The common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. The selling security holders may use any one or more of the following methods when selling shares:

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	through the settlement of short sales;

•	broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling security holders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

In addition, the selling security holders or their successors in interest may enter into hedging transactions with broker-dealers who may engage in short sales of shares in the course of hedging the positions they assume with the selling security holders. The selling security holders may also sell shares short and deliver the shares to close out such short positions. The selling security holders or their successors in interest may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the shares, which shares may be resold thereafter pursuant to this prospectus.

Broker-dealers engaged by the selling security holders may arrange for other brokers-dealers to participate in sales. If the selling security holders effect such transactions through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling security holders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal, or both (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be less than or in excess of those customary in the types of transactions involved).

The selling security holders may from time to time pledge or grant a security interest in some or all of the convertible notes or shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of selling security holders to include the pledgee, transferee or other successors-in-interest as selling security holders under this prospectus.

The selling security holders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus.

The selling security holders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

None of the selling security holders, other than Neveric Capital, Inc., are registered broker-dealers. The selling security holders, including Neveric Capital, Inc., have informed us that none of them has any agreement or understanding, directly or indirectly, with any person to distribute the common stock. If any selling security holder notifies us that a material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a prospectus supplement, if required pursuant to Rule 424(c) under the Securities Act of 1933, setting forth:

•	the name of each of the participating broker-dealers;

•	the number of shares involved;

•	the price at which the shares were sold;

•	the commissions paid or discounts or concessions allowed to the broker-dealers, where applicable;

•	a statement to the effect that the broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

•	any other facts material to the transaction.

There can be no assurance that any selling security holder will sell any or all of the shares of common stock registered pursuant to the shelf registration statement, of which this prospectus forms a part.

We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling security holders. We have agreed to indemnify the selling security holders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act of 1933, or the selling security holders may be entitled to contribution. We may be indemnified by the selling security holders against civil liabilities, including liabilities under the Securities Act of 1933, that may arise from written information furnished to us by the selling security holders specifically for use in this prospectus, in accordance with the related registration rights agreements, or we may be entitled to contribution.

None of the selling security holders intends to use any means of distributing or delivering the prospectus other than by hand (including overnight courier), electronically or the mails.

Once sold under the shelf registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradeable in the hands of persons other than our affiliates.

EXPERTS

The financial statements incorporated by reference in this prospectus have been audited by BDO Audiberia Auditores, independent accountants, to the extent and for the periods set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

Ernst & Young AB, independent auditors, have audited our consolidated financial statements as of December 31, 2001, and for each of the two years in the period ended December 31, 2001, included in our Annual Report on Form 10-K for the year ended December 31, 2002, as set forth in their report, which is incorporated by reference in this prospectus. These financial statements are incorporated by reference in reliance on Ernst & Young AB’s report given upon the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

The validity of the common stock offered by this prospectus will be passed upon for us by Guzik & Associates, Los Angeles, California. Samuel S. Guzik, a principal of Guzik & Associates, beneficially owns 51,000 shares of our common stock.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may also read and copy any document we file at the SEC’s Public Reference Room located at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for further information on the Public Reference Room. Our SEC filings are also available to the public over the Internet from the SEC’s website at http:\\www.sec.gov, or at our website at http:\\www.prvt.com.

This prospectus provides you with a general description of the common stock being registered. This prospectus is part of a registration statement that we have filed with the SEC. This prospectus does not contain all the information contained in the registration statement. Some items are contained in schedules and exhibits to the registration statement as permitted by the rules and regulations of the SEC. Statements made in this prospectus concerning the contents of any documents referred to in the prospectus are not necessarily complete. With respect to each such document filed with the SEC as an exhibit to the registration statement, please refer to the exhibit for a more complete description, and each such statement is qualified by such reference. To see more detail, you should read the exhibits and schedules filed with our registration statement.

The SEC allows this prospectus to “incorporate by reference” certain other information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and replace this information. We incorporate by reference the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until all of the securities that we have registered have been sold:

(1)	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2002, filed with the SEC pursuant to the Exchange Act on March 31, 2003 (File No. 0-25067);

(2)	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003, and June 30, 2003;

(3)	Our Current Report on Form 8-K filed on January 14, 2003, as amended by Form 8-K/A filed on March 24, 2003;

(4)	The description of our common stock contained in our report on Form 8-A filed on November 16, 1998 (File No. 0-25067); and

(5)	All other reports filed by us pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934 since December 31, 2002.

If you make a request for such information in writing or by telephone, we will provide to you, at no cost, a copy of any or all of the information incorporated by reference in the registration statement of which this prospectus is a part. Requests should be addressed to us as follows:

Private Media Group, Inc.

Carrettera de Rubì 22-26

08190 Sant Cugat del Vallès

Barcelona, Spain

Attention: Johan Gillborg, Chief Financial Officer

Telephone: 34-93-590-7070

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We will not make an offer of the shares of our common stock in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

The following table sets forth the expenses payable by the Registrant in connection with the sale and distribution of the securities being registered hereby. All amounts are estimated except the Securities and Exchange Commission registration fee.

SEC registration fee	$394.33
Accounting fees and expenses	2,500
Legal fees and expenses	10,000
Printing expenses	2,500
Registrar and Transfer Agent’s fees	500
Miscellaneous fees and expenses	1,000
Total	$16,894.33

Item 15.	Indemnification of Directors and Officers

Private Media Group, Inc. has the power to indemnify its directors and officers against liability for certain acts pursuant to the laws of Nevada, being Private Media’s state of incorporation. In addition, under the Articles of Incorporation of Private Media, no director, officer or agent is personally liable to the corporation or its shareholders for monetary damages arising out of a breach of such person’s fiduciary duty to Private Media, unless such breach involves intentional misconduct, fraud or a knowing violation of law, or the payment of an unlawful dividend. Private Media also maintains a standard form of officers’ and directors’ liability insurance policy that provides coverage to Private Media and its officers and directors for certain liabilities.

Item 16.	Exhibits and Financial Statement Schedules

(a) Exhibits:

3.1*	Articles of Incorporation, as amended to date.

3.2*	Bylaws, as amended to date.

4.1	Form of Securities Purchase Agreements dated as of September 10, 2003, entered into by the Registrant with each of Omicron Master Trust, Cranshire Capital L.P., and Solomon Strategic Holdings, Inc., including as exhibits thereto:

(a) Exhibit “A”—Form of Convertible Note.

(b) Exhibit “B”—Form of Series A Warrant.

(c) Exhibit “C”—Form of Series B Warrant.

(d) Exhibit “D”—Form of Registration Rights Agreement dated as of September 10, 2003.

(e) Exhibit “E”—Form of Legal Opinion.

4.2	Form of Securities Purchase Agreement dated as of September 10, 2003, entered into by the Registrant with CD Investment Partners, Ltd., including as exhibits thereto:

(a) Exhibit “A”—Form of Convertible Note.

(b) Exhibit “B”—Form of Series A Warrant.

(c) Exhibit “C”—Form of Series B Warrant.

(d) Exhibit “D”—Form of Registration Rights Agreement dated as of September 10, 2003.

(e) Exhibit “E”—Form of Legal Opinion.

4.3	Letter Agreement dated October 9, 2003, by and between the Registrant and CD Investment Partners, Ltd.

5.1	Opinion of Guzik & Associates.

23.1	Consent of Ernst & Young AB

23.2	Consent of BDO Audiberia Auditores

23.3	Consent of Bruce E. Waldman, C.P.A.

23.4	Consent of Guzik & Associates (Included in Exhibit 5.1)

24.1	Power of Attorney (Included in Signature Page in Part II)

* Incorporated by reference from the registrant’s Registration Statement on Form S-1 (SEC File No. 333-69654).

(b) Financial Statement Schedules

None.

Item 17.	Undertakings

The undersigned Registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or its most recent post-effective amendment) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered), and any deviation from the low or high end of the estimated maximum offering range, may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

PROVIDED, HOWEVER, that the undertakings set forth in paragraphs (a)(i) and (a)(ii) above do not apply if the information required with or furnished to the Securities and Exchange Commission to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referred to in Item 15 of this Registration Statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(f) For the purposes of determining liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sant Cugat del Vallès, Spain, on the 9th day of October, 2003.

PRIVATE MEDIA GROUP, INC.

By	/s/ CHARLES PRAST

Charles Prast, President and Chief Executive Officer

KNOW BY ALL MEN THESE PRESENTS, that each person whose signature appears below constitutes and appoints Charles Prast and Johan Gillborg or either of them, his true and lawful attorney-in-fact and agent, with full power of substitution, for him and his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

/s/ BERTH H. MILTON Berth H. Milton	Chairman of the Board, Director	October 9, 2003

/s/ CHARLES PRAST Charles Prast	Chief Executive Officer, President (Principal Executive Officer)	October 9, 2003

/s/ JOHAN GILLBORG Johan Gillborg	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	October 9, 2003

/s/ BO RODEBRANT Bo Rodebrant	Director	October 9, 2003

/s/ FERRAN MIRAPEIX Ferran Mirapeix	Director	October 9, 2003

EXHIBIT INDEX

(a) Exhibits:

3.1*	Articles of Incorporation, as amended to date.

3.2*	Bylaws, as amended to date.

4.1	Form of Securities Purchase Agreements dated as of September 10, 2003, entered into by the Registrant with each of Omicron Master Trust, Cranshire Capital L.P., and Solomon Strategic Holdings, Inc., including as exhibits thereto:

(a) Exhibit “A”—Form of Convertible Note.

(b) Exhibit “B”—Form of Series A Warrant.

(c) Exhibit “C”—Form of Series B Warrant.

(d) Exhibit “D”—Form of Registration Rights Agreement dated as of September 10, 2003.

(e) Exhibit “E”—Form of Legal Opinion.

4.2	Form of Securities Purchase Agreement dated as of September 10, 2003, entered into by the Registrant with CD Investment Partners, Ltd., including as exhibits thereto:

(a) Exhibit “A”—Form of Convertible Note.

(b) Exhibit “B”—Form of Series A Warrant.

(c) Exhibit “C”—Form of Series B Warrant.

(d) Exhibit “D”—Form of Registration Rights Agreement dated as of September 10, 2003.

(e) Exhibit “E”—Form of Legal Opinion.

4.3	Letter Agreement dated October 9, 2003, by and between the Registrant and CD Investment Partners, Ltd.

5.1	Opinion of Guzik & Associates.

23.1	Consent of Ernst & Young AB

23.2	Consent of BDO Audiberia Auditores

23.3	Consent of Bruce E. Waldman, C.P.A.

23.4	Consent of Guzik & Associates (Included in Exhibit 5.1)

24.1	Power of Attorney (Included in Signature Page in Part II)

*	Incorporated by reference from the registrant’s Registration Statement on Form S-1 (SEC File No. 333-69654).

(b) Financial Statement Schedules

None.